Exhibit 99.1

Dear Investors,

With its beginnings in December 2007 and reaching unexpected depths in recent months, our nation has experienced an economic recession that, by varying degrees, has been described as the worst since the recession of the early 1980’s or even the Great Depression. Starting with subprime lending in the U.S. single family market, moving to the broader financial markets, and affecting the manufacturing and consumer goods industries, the recession is a global event, dispelling any thought that the world had decoupled from the U.S. economy.

2008 Achievements

As part of our long-term plan to establish an independent management team with focus and experience in managing core office properties, we made several strategic appointments. Tom August was elected as chief operating officer of us, our advisor and our property manager; Mike Ernst was named executive vice president of finance of our advisor and property manager; and Scott Fordham was named senior vice president of accounting of our advisor and property manager. Attracting these experienced real estate professionals helped us achieve an important goal of our long-term plan. This team is well respected in the REIT industry and has established strong track records at several NYSE-listed REITs, notably when they worked together at Prentiss Properties Trust. At the time of its acquisition by Brandywine Realty Trust and Prudential Real Estate Investors, Prentiss owned interests in 135 office and industrial properties totaling 18.8 million square feet. During its nine-plus years as a public company, Prentiss Properties delivered average stockholder returns exceeding 15% annually.

The completion of our capital raise was a second important achievement for 2008. Through three “best efforts” public offerings, we raised $2.8 billion in gross offering proceeds. We believe this success signaled abiding confidence in the public non-listed REIT market, as well as in the portfolio and management team that we have assembled.

During the year, we continued to be very diligent in managing our portfolio. We acquired three assets located in Houston totaling 1.3 million square feet for a purchase price of $299 million. This market is very attractive to us because of its relative economic outperformance compared with the rest of the country, and because we were able to acquire these assets at prices we believe will create long-term value. In 2008, Houston led the nation in job growth. Over the past five years, office employment has grown 17.7% with only a 6.4% increase in office supply. Independent research firm Property Portfolio and Research (PPR) forecasts that even though Houston’s economy is slowing, it will continue to produce above-average job growth, translating into continued office demand.

Due to the enormous changes in the real estate and capital markets in 2008, we were careful to allocate capital to only a few new assets in order to maintain liquidity. In addition to the three acquisitions in Houston, we also disposed of four assets during the year for a total of $46.9 million in proceeds, resulting in $21.4 million of gains.

Financial Performance

For the year, we reported an increase of 98.7% in rental revenue to $605.4 million from $304.7 million in 2007. Net operating income (NOI) grew to

Some numbers have been rounded for presentation purposes.

We have one of the most experienced and cycle-tested management teams with an enviable track record in the REIT industry.

Picture left: Robert M. Behringer,

Chairman, and Robert S. Aisner,

Chief Executive Officer and President

One BriarLake Plaza Houston, TX

Acquired in September 2008. This asset is located in the Westchase submarket and was 97% leased at year-end.

Westway One

Houston, TX

Acquired in January 2008. This asset is located in the Northwest submarket and was 100% leased at year-end.

One City Centre

Houston, TX

Acquired in June 2008. This asset is located in Houston’s CBD and was 91% leased at year-end.

$342.5 million compared with $179.4 million in 2007. Funds from operations (FFO) increased 3.1% to $111.9 million compared with $108.5 million in 2007. These increases over the prior year were primarily attributable to properties acquired in late 2007 and 2008. These results also include lease termination fees totaling $27.2 million that were primarily associated with tenants at Burnett Plaza in Fort Worth, Texas. While we experienced a short-term financial benefit in 2008 from these terminations, we will have to work hard in 2009 to re-tenant this space.

Our 2008 results were also impacted by defensive actions taken during the second half of the year. First, as the U.S. banking system grew increasingly fragile and observers worried about a collapse of the system, we made the decision to draw down $280 million of our unused line of credit in the third quarter. Although this action resulted in increased interest expense of $2.0 million, we wanted to ensure that the capital would be available if needed. Second, in order to preserve capital, we invested a significant portion of our available cash into Treasury bills. As it became clearer in the fourth quarter which banks would survive, we repaid the $280 million borrowed under our line of credit, leaving us with no outstanding borrowings on the revolving portion of our line of credit at year end.

As we look ahead to 2009, unfortunately, we expect that today’s economic environment will continue to have a material adverse impact on all three operating metrics—rental revenue, NOI, and FFO. It is also increasingly evident that we will continue to see declining real estate asset values because of lack of capital and deteriorating fundamentals.

We continue to see an unprecedented breakdown in the global economic and financial markets. These severe disruptions to the economy have virtually halted the ability to complete transactions and obtain new financing. The trends have also impacted macro-level property fundamentals due to corporate downsizing and a significant reduction in discretionary spending. As the U.S. consumer retreats from spending to preserving capital—largely in reaction to falling home and investment values and uncertainty of future employment—businesses in all sectors of the economy will be impacted. Our tenants and potential tenants are becoming extremely cautious in determining their space needs. Renewal terms and conditions will favor tenants not landlords in the year ahead, and continued economic distress will put more pressure on operating cash flow.

We are not immune to these macroeconomic factors, but we believe we have positioned ourselves as well as we can on a relative basis. This confidence is built on the strength of our institutional-quality office buildings and a conservative management philosophy.

Diversified Markets and Tenant Base

Since our company’s inception, we have sought to assemble a portfolio of well-leased, high-quality, core office properties in central business districts (CBD) and select suburban locations in diversified markets throughout the United States. At December 31, 2008, we had assets of more than $5.4 billion with 74 office properties totaling 25.6 million square feet of rentable space. The portfolio was 91.2% leased at year-end compared with 92.5% at December 31, 2007, which primarily reflects the aforementioned lease terminations at Burnett Plaza and negative net absorption in several of our markets.

We have a well-diversified, high-quality tenant base. With the exception of the General Services Administration (an independent agency of the U.S. government), no tenant accounts for more than 2% of our annual revenue. The top five office tenants in terms of rental revenue are General Services Administration, Bank of America, Nokia, Fifth Third Bank, and Key Bank, which totaled 11.75% of revenues in 2008. Our tenant base is also diversified across many industries with professional, scientific, and technical services accounting for the largest concentration. While we will certainly face some tenant credit issues, our tenant diversification should enable us to fare better than most.

In addition, we are not exposed to many of the markets perceived to be among the worst in the country, such as Manhattan, Miami, Seattle, Phoenix, Detroit, and San Diego. Our portfolio is geographically well-diversified, and some of our largest markets, such as Chicago, Philadelphia, Houston, Dallas/Fort Worth, and D.C./Baltimore, were among the better performers in 2008. Over the near term, we expect leasing to be very challenging. We have a relatively modest lease rollover schedule, which averages less than 10% of our leasable space over each of the next four years. This should help

Woodcrest Corporate Center Cherry Hill, NJ
Acquired in January 2006. This asset was 99% leased at year-end.

1325 G Street
Washington, DC

Acquired in November 2005. This asset was 99% leased at year-end.

Since our company’s inception, we have sought to assemble a portfolio of well-leased, high-quality, core office properties in CBD’s and select suburban locations in diversified markets throughout the United States.

mitigate any exposure to a large portion of our leases rolling over in any one year. In these difficult times, our strategy is two-fold: work to renew every tenant on shorter lease terms so we may minimize tenant improvements and leasing costs, and structure leases so that they will rollover and can be renegotiated when the economy recovers.

Balance Sheet and Liquidity

Because of the lack of debt available today, refinancing risk has been a significant problem for real estate companies. Fortunately, we do not have any debt that matures until the fourth quarter of 2010, when 8% of our total debt is due. Of that total, $200 million, or 6%, can be extended for an additional year. However, we have become increasingly concerned about the availability of debt in 2011 as well as actions being taken by banks regarding corporate lines of credit. We are in constant communication with our lenders and hope to have continued access to their committed capital.

Further, all but $200 million of our $3.1 billion of debt is non-recourse mortgage debt. Unlike many public REITs that use full recourse, unsecured bonds, this debt places only the specific collateral asset at risk and not the whole company. Our portfolio was assembled with the philosophy that high leverage, short-term debt should not be used to artificially increase returns on acquisitions, and this philosophy will now serve us well during these unprecedented times of economic turmoil.

Our board of directors routinely reviews our redemption and distribution policies. During these uncertain times, we believe that retaining capital, maintaining financial flexibility, and strengthening our balance sheet are our top priorities. We began conserving cash in 2008 in anticipation that 2009 would be a challenging year. In furtherance of this strategy, at its meeting at the end of the first quarter of 2009, the board voted to suspend until further notice redemptions other than those made in respect of a shareholder’s death, disability, or need for long-term care. In addition, the board determined at the same meeting that, given the uncertain and unusually volatile economic environment, future distributions will be declared in arrears rather than in advance of the period to which they apply.

There is no way to predict just how challenging 2009 might become. However, we ended 2008 with $539 million in cash on hand which is primarily comprised of: $337 million of unrestricted cash, $118 million in lender escrow accounts, and $62 million reserved for the payment of principal and interest of debentures associated with the 2007 IPC U.S. REIT acquisition. We will be extremely judicious in deploying this capital in 2009 and beyond as we wait for the current economic disruptions to subside.

REITs that employ and maintain a conservative strategy in their capital allocations during difficult times will be the likely survivors as the capital and credit markets return to normalcy and the overall economy recovers.

Disciplined Capital Allocation

Our capital allocation priorities for the year will be focused on preserving our liquidity position. We may dispose of select assets in a disciplined manner over the next 12 months to 18 months, but the real estate credit markets remain virtually closed. This may hamper any sales efforts, even with assumable non-recourse mortgages, since obtaining approvals from loan servicers will be time consuming and difficult. Capitalization rates have also risen over the last 12 months due to the lack of capital and general economic uncertainty. Values, at least temporarily, have dropped correspondingly. Today is not the time to be forced to sell assets, but rather to do so in a disciplined manner. Fortunately, we are under no pressure to raise capital through the sale of assets at this time.

As the economy recovers, we would also expect to see some very attractive new investment opportunities presented through a number of avenues. Office property owners will seek to refinance or recapitalize assets on their balance sheets. The shortage of credit, or the inability to fully replace existing financing, will create opportunities for investors with cash. Lenders will likewise own properties that will need experienced managers to help them work through their portfolios. Throughout every real estate cycle, companies can also take advantage of extraordinary opportunities. We expect a similar situation in this cycle, but absent extremely compelling opportunities, we will look at preserving our liquidity as our primary objective and carefully monitor the markets to assess when to deploy capital. Unfortunately, no one can predict today when there will be a light at the end of the tunnel.

Core office properties offer a measure of relative stability. These advantages consist of longer lease terms, consistent cash flows, and limited lease maturity schedules. During the last five years, which coincidentally was one of the strongest periods for economic growth, there was limited new construction of core office properties in most of the markets where we are concentrated. With the lack of available capital for real estate development and the significant lead times required for permitting and development, we would expect new office supply to be restricted for a number of years. The result should be a supply/demand imbalance that could benefit well-located properties when the economy recovers.

Outlook

In conclusion, we have fortified our balance sheet with $337 million of unrestricted cash and long-term, fixed-rate debt with no maturities until late 2010. We have one of the most experienced and cycle-tested management teams with an enviable track record in the REIT industry. Our portfolio is also well-diversified by geography and tenant base.

2009 will be a very challenging year. In an environment where access to capital will be critical to survival, we are fortunate to have significant access to cash. We will manage this capital consistent with our conservative, disciplined strategy for the benefit of our company and stockholders as a whole.

Thank you for your continued support and investment in Behringer Harvard REIT I.

Sincerely,

Robert S. Aisner

Chief Executive Officer and President

Robert M. Behringer

Chairman

Gateway 23	One Financial Place	500 East Pratt
Los Angeles, CA	Chicago, IL	Baltimore, MD
100% leased at year-end.	94% leased at year-end.	99% leased at year-end.

Portfolio Diversity– Located in 23 states and the District of Columbia

Property Portfolio & Research (PPR) reports that despite the multitude of negative employment news, leasing demand has held up relatively well...for now.

Because office leases generally average in the neighborhood of four to seven years, it is difficult for office space demand to follow the path of employment one for one. For example, as of fourth quarter 2008, year-over-year office-using employment for the U.S. is down 1.3%; however, demand is down half that amount, at 0.6%.

Chicago

PPR reports that Chicago is the best economy in the Midwest, and it presents a better economic case than many U.S. metros due to its stable demographics and well-diversified economy. Recognized as the business center of the Midwest, Chicago is a vital national transportation and distribution hub and popular convention location. Our assets in Chicago were 92.2% occupied at the end of the fourth quarter compared with 88.9% for downtown Chicago, according to Torto Wheaton.

Houston

According to the Texas Workforce Commission, Houston created additional jobs at the fastest pace in the nation over the past year, growing 2.2% year-over-year as of December 2008 (57,300 new jobs). While a slowdown was inevitable, 2008’s additional job growth was roughly in line with the annual pace of the preceding five years (2003—2008) at 2.3%, according to PPR. As an energy hub, it is anticipated that Houston will continue to produce above-average job growth over the national job growth forecast (2.4%), although this will relate to the price of oil. Our assets in Houston were 85.0% occupied at the end of the fourth quarter compared with 88.7% for the Houston metropolitan area, according to Torto Wheaton.

Philadelphia

Our assets in Philadelphia were 97.3% occupied at the end of the fourth quarter compared with 90.6% for Philadelphia CBD, according to Torto Wheaton. The education and health services sector exhibited the strongest growth over the past year, expanding by 1.4% — this sector is the metro’s largest. PPR reported that Philadelphia’s employment level contracted only mildly, or 14,000 jobs, in 2008. Increased job losses are projected for 2009.

Percentage of Square Feet By Market		Percentage of Square Feet By Tenant

17%	Chicago	29%	Professional, Scientific, and Technical Services
14%	Philadephia	27%	Finance and Insurance
12%	Houston	6%	Public Administration
5%	Dallas /Fort Worth	6%	Information
5%	Atlanta	4%	Health Care and Social Assist.
47%	Other	4%	Manufacturing
		24%	Other

Wanamaker Building Philadelphia, PA

Acquired in December 2007. This asset was 99% leased at year-end.